Exhibit 10.30
APRIA HEALTHCARE GROUP INC.
2003 PERFORMANCE INCENTIVE PLAN
STOCK APPRECIATION RIGHTS AWARD AGREEMENT
          THIS STOCK APPRECIATION RIGHTS AWARD AGREEMENT (this “Award Agreement”) dated                      by and between APRIA HEALTHCARE GROUP INC., a Delaware corporation (the “Corporation”), and                      (the “Grantee”) evidences the award (the “Award”) granted by the Corporation to the Grantee of the number of stock appreciation rights (the “SARs”) first set forth below.

Number of SARs:[1]	Award Date:

Base Price per SAR:[1]	Expiration Date:[1,2]
Vesting1,2 The Award shall become vested as to one-fourth of the total number of SARs subject to the Award on each of the first, second, third and fourth anniversaries of the Award Date.
          The Award is granted under the Apria Healthcare Group Inc. 2003 Performance Incentive Plan (the “Plan”) and subject to the Terms and Conditions of Stock Appreciation Rights (the “Terms”) attached to this Award Agreement (incorporated herein by this reference) and to the Plan. The Award has been granted to the Grantee in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Grantee. Capitalized terms are defined in the Plan if not defined herein. The parties agree to the terms of the Award set forth herein. The Grantee acknowledges receipt of a copy of the Terms, the Plan and the Prospectus for the Plan.

“GRANTEE”	APRIA HEALTHCARE GROUP INC.
a Delaware corporation

Signature	By:

	Print	Name:

Print Name

Title:

CONSENT OF SPOUSE
          In consideration of the Corporation’s execution of this Award Agreement, the undersigned spouse of the Grantee agrees to be bound by all of the terms and provisions hereof and of the Plan.

Signature of Spouse	Date

[1]	Subject to adjustment under Section 7.1 of the Plan.

[2]	Subject to early termination under Section 4 of the Terms and Section 7.4 of the Plan.

TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS
1.	Vesting; Limits on Exercise.
          The Award shall vest and become exercisable in percentage installments of the aggregate number of SARs subject to the Award as set forth on the cover page of this Award Agreement. The SARs may be exercised only to the extent the SARs are vested and exercisable.
•	Cumulative Exercisability. To the extent that the SARs are vested and exercisable, the Grantee has the right to exercise the SARs (to the extent not previously exercised), and such right shall continue, until the expiration or earlier termination of the SARs.

•	No Fractional SARs. Fractional SARs shall be disregarded, but may be cumulated.

•	Minimum Exercise. No fewer than 100 SARs (subject to adjustment under Section 7.1 of the Plan) may be exercised at any one time, unless the number exercised is the total number at the time exercisable under the Award.
2.	Continuance of Employment/Service Required; No Employment/Service Commitment.
          The vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Award Agreement. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 4 below or under the Plan.
          Nothing contained in this Award Agreement or the Plan constitutes a continued employment or service commitment by the Corporation or any of its Subsidiaries, affects the Grantee’s status, if he or she is an employee, as an employee at will who is subject to termination without cause, confers upon the Grantee any right to remain employed by or in service to the Corporation or any Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment or service, or affects the right of the Corporation or any Subsidiary to increase or decrease the Grantee’s other compensation.
3.	Exercise and Payment of SARs.
          3.1 Method of Exercise. The SARs shall be exercisable by the delivery to the Secretary of the Corporation (or such other person as the Administrator may require pursuant to such administrative exercise procedures as the Administrator may implement from time to time) of a written notice stating the number of SARs to be exercised pursuant to the Award or by the completion of such other administrative exercise procedures as the Administrator may require from time to time. If the Grantee is at the relevant time subject to the insider trading policies of the Corporation, the SARs shall be exercised only during a window period in which trades in the equity securities of the Corporation by the Grantee are permitted under such policies.

          3.2 Payment of SARs.
          (A) Amount. Upon the exercise of the SARs and the attendant surrender of an exercisable portion of the Award, the Grantee will be entitled to receive payment of an amount (subject to the tax withholding provisions of Section 3.3) determined by multiplying:
•	the difference (but not less than zero) obtained by subtracting the Base Price of the SARs being exercised from the per-share fair market value (determined in accordance with the applicable provisions of the Plan) of the Common Stock of the Corporation as of the date of exercise (the “Exercise Date”), by

•	the number of SARs being exercised.
          (B) Form of Payment. The amount determined under Section 3.2(A) will be paid to the Grantee on or as soon as administratively practicable after the Exercise Date by delivery to the Grantee of a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Corporation in its discretion) equal to (i) the amount of the payment determined under Section 3.2(A), divided by (ii) the fair market value (determined in accordance with the applicable provisions of the Plan) of a share of Common Stock as of the Exercise Date. The Corporation’s obligation to deliver shares of Common Stock or otherwise make payment with respect to the SARs is subject to the condition precedent that the Grantee or other person entitled under the Plan to receive any shares with respect to the SARs deliver to the Corporation any representations or other documents or assurances required pursuant to Section 8.1 of the Plan. The Grantee shall have no further rights with respect to any SARs that are paid or that terminate pursuant to Section 4.
          (C) SARs Not Funded. SARs payable under this Award Agreement will be paid from the general assets of the Corporation, and no special or separate reserve, fund or deposit will be made to assure payment of the SARs. Neither this Award Agreement nor any action taken pursuant to the provisions of this Award Agreement will create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation and the Grantee (or any other person). To the extent that the Grantee (or any permitted transferee) acquires a right to receive payment pursuant to any SAR hereunder, such right will be no greater than the right of any unsecured general creditor of the Corporation.
          3.3 Tax Withholding. Subject to Section 8.5 of the Plan, upon any distribution of Common Stock in respect of the SARs, the Corporation shall, to the extent it is legally permitted to do so, automatically reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then fair market value (with the “fair market value” of such shares determined in accordance with the applicable provisions of the Plan), to satisfy any withholding obligations of the Corporation or its Subsidiaries with respect to such distribution of shares at the minimum applicable withholding rates unless the Grantee has made other arrangements approved by the Administrator to provide for such withholding. In the event that the Corporation cannot legally satisfy such withholding obligations by such reduction of shares, or in the event of a cash payment or any other withholding event in respect of the SARs, the Corporation (or a Subsidiary) shall be entitled to require a cash payment by or on behalf of the Grantee and/or to deduct from other compensation payable to the Grantee any sums required by federal, state or local tax law to be withheld with respect to such distribution or payment.
4.	Early Termination of Award.
          4.1 Possible Termination of Award upon Change in Control. The Award is subject to termination in connection with a Change in Control Event or certain similar reorganization events as provided in Section 7.4 of the Plan, provided that the then outstanding and otherwise unvested portion of the Award shall have become fully vested as required or contemplated by Section 7.2 or 7.3 of the Plan.
          4.2 Termination of Award upon a Termination of Grantee’s Employment or Services. Subject to earlier termination on the Expiration Date of the Award or pursuant to Section 4.1 above, if the Grantee ceases to be employed by or ceases to provide services to the Corporation or a Subsidiary, the following rules shall apply (the last day that the Grantee is employed by or provides services to the Corporation or a Subsidiary is referred to as the Grantee’s “Severance Date”):
•	other than as expressly provided below in this Section 4.2: (a) the Grantee will have until the date that is 90 days after his or her Severance Date to exercise the Award (or portion thereof) to the extent that it was vested on the Severance Date, (b) the Award, to the extent not vested on the Severance Date, shall terminate on the Severance Date, and (c) the Award, to the extent exercisable for the 90-day period following the Severance Date and not exercised during such period, shall terminate at the close of business on the last day of the 90-day period;

•	if the termination of the Grantee’s employment is the result of the Grantee’s voluntary Retirement (as defined below and other than a termination by the Corporation or a Subsidiary for Cause as provided below), then (a) the Grantee will have until the date that is 3 years after his or her Severance Date to exercise the Award (or portion thereof) to the extent that it was vested on the Severance Date, (b) the Award, to the extent not vested on the Severance Date, shall terminate on the Severance Date, and (c) the Award, to the extent exercisable for the 3-year period following the Severance Date and not exercised during such period, shall terminate at the close of business on the last day of the 3-year period;

•	if the termination of the Grantee’s employment is the result of the Grantee’s death or Disability (as defined below), then (a) the Grantee (or his beneficiary or personal representative, as the case may be) will have until the date that is 1 year after the Grantee’s Severance Date to exercise the Award (or portion thereof) to the extent that it was vested on the Severance Date, (b) the Award, to the extent not vested on the Severance Date, shall terminate on the Severance Date, and (c) the Award, to the extent exercisable for the 1-year period following the Severance Date and not exercised during such period, shall terminate at the close of business on the last day of the 1-year period;
•	if the termination of the Grantee’s employment is the result of a termination by the Corporation or a Subsidiary for Cause, the Award (whether vested or not) shall terminate on the Severance Date.
          In all events, the Award is subject to earlier termination on the Expiration Date of the Award or as contemplated by Section 4.1. The Administrator shall be the sole judge of whether the Grantee continues to render employment or services for purposes of this Award Agreement.
          Notwithstanding the foregoing (including, for purposes of clarity, notwithstanding any provision above that would have otherwise resulted in the termination of the outstanding and unvested portion of the Award on the Grantee’s Severance Date), the then outstanding and otherwise unvested portion of the Award shall be deemed to have been fully vested immediately prior to the Grantee’s Severance Date in the event that the Grantee incurs a Qualifying Termination. The Grantee shall be deemed to have incurred a “Qualifying Termination” for this purpose if any of the following events occur:
(a)	the Grantee’s Severance Date is the result of a termination of employment by the Corporation or a Subsidiary without Cause within the period that ends with a Change in Control Event and begins with the first to occur of (i) the initial public announcement of the Change in Control Event, or (ii) the 90th day preceding the Change in Control Event,

(b)	the Grantee’s Severance Date is the result of a termination of employment by the Corporation or a Subsidiary for any reason other than Cause (and other than due to the Grantee’s death or Disability) upon or at any time within two years following a Change in Control Event, or

(c)	the Grantee’s Severance Date is the result of a termination of employment by the Grantee for Good Reason upon or at any time within two years following a Change in Control Event.
In the event that the Grantee’s Severance Date is more than 90 days preceding a Change in Control Event (such that the vested portion of the Award generally would have otherwise terminated before the Change in Control Event) and the Grantee is entitled to deemed accelerated vesting pursuant to clause (a) above, then, as to any portion of the Award that was deemed to become vested pursuant to clause (a) above, such portion of the Award shall be deemed to have not terminated prior to the closing of the Change in Control Event and the Grantee shall be afforded a reasonable opportunity to exercise such portion of the Award upon or immediately prior to the Change in Control Event.
          For purposes of the Award, “Retirement” means a termination of employment by the Grantee that occurs both (a) upon or after the Grantee’s attainment of age 55 and (b) upon or after the date when the sum of the Grantee’s age and the Grantee’s years of service to the

Corporation and its Subsidiaries (such years of service determined in accordance with the rules for determining years of service under the Corporation’s 401(k) Plan) is at least 60.
          For purposes of the Award, “Cause” means the occurrence of either or both of the following: (a) the Grantee’s conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony (other than traffic related offenses or as a result of vicarious liability); or (b) the willful engaging by the Grantee in misconduct that is significantly injurious to the Corporation. However, no act or failure to act, on the Grantee’s part shall be considered “willful” unless done, or omitted to be done, by the Grantee not in good faith and without reasonable belief that the Grantee’s action or omission was in the best interest of the Corporation.
          For purposes of the Award, “Disability” means a permanent disability (within the meaning of Section 22(e)(3) of the Code or as otherwise determined by the Administrator).
          For purposes of the Award, “Good Reason” means, without the Grantee’s express written consent, the occurrence of any one or more of the following: (a) a material reduction in the nature or status of the Grantee’s authorities, duties, and/or responsibilities, (when such authorities, duties, and/or responsibilities are viewed in the aggregate) from their level in effect on the day immediately prior to the Change in Control Event; (b) a reduction in the Grantee’s base salary from its highest level in effect at any point in the three months preceding the Change in Control Event; a significant reduction in the Grantee’s aggregate incentive opportunities under the Corporation’s short and/or long-term incentive programs, as such opportunities exist immediately prior to the Change in Control Event; (3) the failure of the Corporation to maintain the Grantee’s relative level of coverage and accruals under the Corporation’s employee benefit and/or retirement plans, policies, practices, or arrangements in which the Grantee participates immediately prior the Change in Control Event (both in terms of the amount of benefits provided, and amounts accrued) (for this purpose, the Corporation may eliminate and/or modify existing programs and coverage levels; provided, however, that the Grantee’s level of coverage under all such programs must be at least as great as is provided to executives who have the same or lesser levels of reporting responsibilities within the Corporation’s organization); or (4) the Grantee is informed by the Corporation that his or her principal place of employment for the Corporation will be relocated to a location that is greater than fifty (50) miles away from the Grantee’s principal place of employment for the Corporation immediately prior to the Change in Control Event)
5.	Non-Transferability.
          The Award and any other rights of the Grantee under this Award Agreement or the Plan are nontransferable and exercisable only by the Grantee, except as set forth in Section 5.7 of the Plan.
6.	Notices.
          Any notice to be given under the terms of this Award Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Grantee at the address last reflected on the Corporation’s payroll records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be delivered in person or shall be enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be given only when received, but if the Grantee is no longer employed by the Corporation or a Subsidiary, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 6.
7.	Plan.
          The Award and all rights of the Grantee under this Award Agreement are subject to the terms and conditions of the Plan, incorporated herein by this reference. In the event of a conflict or inconsistency between the terms and conditions of this Award Agreement and of the Plan, the terms and conditions of the Plan shall govern. The Grantee agrees to be bound by the terms of the Plan and this Award Agreement (including these Terms). The Grantee acknowledges having read and understanding the Plan, the Prospectus for the Plan, and this Award Agreement and having had ample opportunity to consult (to the extent the Grantee has determined it appropriate to do so) with his or her own legal, tax and financial advisors regarding the Award. Unless otherwise expressly provided in other sections of this Award Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not and shall not be deemed to create any rights in the Grantee unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.
8.	Entire Agreement.
          This Award Agreement (including these Terms and any other document expressly referred to herein) and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Award Agreement may be amended pursuant to Section 8.6 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Grantee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.
9.	Governing Law.
          This Award Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.
10.	Effect of this Agreement.
          Subject to the Corporation’s right to terminate the Award pursuant to Section 7.2 of the Plan, this Award Agreement shall be assumed by, be binding upon and inure to the benefit of any successor or successors to the Corporation.

11.	Counterparts.
          This Award Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
12.	Section Headings.
          The section headings of this Award Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.
13.	Arbitration.
          Any dispute or controversy arising under or in connection with this Award Agreement shall be settled exclusively by arbitration, conducted before a single neutral arbitrator in accordance with the American Arbitration Association’s National Rules for Resolution of Employment Disputes as then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The fees and expenses of the arbitrator shall be borne by the Company.
14.	[Stock Ownership Requirements.
          The Award and all rights of Grantee under this Award Agreement or in connection with any Common Stock received pursuant to this Award Agreement are and shall be subject to, and Grantee agrees to be bound by, all of the terms and conditions of the Corporation’s Stock Ownership Requirements as in effect from time to time.] [provision included in agreements for Senior Vice Presidents and above]
15.	[Agreements Regarding Noncompetition and Nonsolicitation.
          Notwithstanding anything else contained herein to the contrary, the right of the Grantee to the Award, as well as the right of the Grantee to or with respect to any Common Stock or cash that is payable or has, at the relevant time, previously been paid with respect to the Award (or any consideration received in respect thereof, as the case may be) is subject to the terms and conditions of the Grantee’s “Noncompetition and Nonsolicitation Agreement” with the Corporation (or any similar or successor agreement, as applicable), including any such agreement that may be entered into after the Award Date (the Grantee’s “Noncompetition and Nonsolicitation Agreement”). This Award Agreement is one of the Grantee’s Incentive Compensation Agreements as defined in such Noncompetition and Nonsolicitation Agreement. By accepting the Award, and again by accepting any payment of Common Stock or cash with respect to the Award, the Grantee affirms his or her representations, covenants and agreements set forth in his or her Noncompetition and Nonsolicitation Agreement and agrees that his or her rights with respect to the Award and any such payment (or any consideration received in respect thereof, as the case may be) are and shall continue thereafter to be subject to such Noncompetition and Nonsolicitation Agreement. ] [provision included in agreements for Division Vice Presidents and above]